Exhibit 10.4
[GRAPHIC OMITTED]
May 8, 2003

Steven Rubin, Esq.
Vice President, Secretary and General Counsel
General Binding Corporation
One GBC Plaza
Northbrook, Illinois 60062
Re:  Allocation of Consolidated Alternative Minimum Tax
Dear Steve:
         This letter sets forth the agreement between General Binding
Corporation ("GBC") and Lane Industries, Inc. ("Lane") relative to the allocation of certain consolidated alternative minimum tax ("CAMT") occasioned by an amendment to the consolidated federal income tax return for the year ended
December 31, 1997 ("Amendment"). The amendment reflects a "carry back" of consolidated tax losses recognized in the year ended December 31, 2002.
         GBC (together with certain subsidiaries and affiliates) is included with Lane (together with certain subsidiaries and affiliates) in filing consolidated United States federal income tax returns. Further, GBC and Lane, are parties to a United States federal income tax allocation agreement dated as of June 1, 1978 ("Agreement").
         The Agreement does not address the allocation of CAMT such as is occasioned by the Amendment. Accordingly, GBC and Lane have discussed the equitable allocation of such CAMT. As a result of the discussions Lane and GBC have agreed, with respect solely to the CAMT occasioned by the Amendment, as follows:
         1. Each of GBC and Lane will be allocated a portion of the CAMT equal to the separate company AMT that would have been owed by GBC or Lane, as the case may be, if such corporation had filed a separate company United States federal income tax return for the year 1997. If the sum of the separate company
AMT exceeds the CAMT, the CAMT will be allocated in proportion to the separate company AMT.
         2. If after the application of paragraph 1, above, there remains CAMT to be allocated between GBC and Lane, then such CAMT shall be allocated 50% to each corporation.
         3. The 1997 CAMT credit carry forward created as a result of the
Amendment shall be allocated to Lane and GBC in proportion to the allocation achieved in paragraphs 1 and 2, above. When and as this CAMT credit carry forward is used in the consolidated return in future
1
years, Lane and GBC shall share the cash benefit of the credit so used in proportion to the allocation of the CAMT achieved in paragraphs 1 and 2, above.
For this purpose, Lane and GBC agree that CAMT credit carry forwards shall be used in consolidation on a "first in, first out" ("FIFO") basis (i.e. earliest years' CAMT credits used first). If any portion of the 1997 CAMT credit carry forward remains unused at the time that Lane and GBC discontinue filing a consolidated Federal income tax return (that point being "Deconsolidation"), the unused 1997 CAMT credit carry forward shall be allocated to Lane and GBC in proportion to the allocation of CAMT achieved in paragraphs 1 and 2, above. If the government of the United States finalizes an allocation method for the 1997
CAMT credit carry forward that differs from the allocation agreed upon herein
(such event being a "1997 Law Change"), then Lane and GBC agree to a cash settlement whereby the party allocated a greater share of any unused 1997 CAMT credit carry forward under the 1997 Law Change than would be allocated hereunder pays the other party for such additional unused 1997 CAMT credit carry forward.
Such cash settlement with respect to the unused 1997 CAMT credit carry forward shall be made as of the later of the date of the 1997 Law Change or the date of
Deconsolidation.
         If GBC is in agreement with the foregoing, please sign a copy of this letter where indicated below and return it to my attention.
Very truly yours,
Lane Industries, Inc.
By:____________________________
   Arthur J. Schiller
Agreed to this ___ day of May, 2003.
General Binding Corporation
By:____________________________
   Steven Rubin
2